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Exhibit 5.18

March 2, 2017

CONSENT OF EXPERT

United States Securities and Exchange Commission

Ladies and Gentlemen:

        I, Patrice Live, Eng., of BBA Inc., hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-10 of New Gold Inc. of the information derived from the technical report dated February 14, 2014, which is entitled "Feasibility Study of the Rainy River Project, Ontario, Canada" (the "Technical Report") and all other references to the Technical Report included or incorporated by reference in the registration statement on Form F-10 of New Gold Inc.

Yours truly,
/s/ PATRICE LIVE Patrice Live, Eng.

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  Exhibit 5.18
CONSENT OF EXPERT